Exhibit 10.1

LEXINGTON STRATEGIC ASSET CORP.

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Amendment to 2005 Equity Incentive Compensation Plan

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WHEREAS, Lexington Strategic Asset Corp. (the “Company”) maintains the Lexington Strategic Asset Corp. 2005 Equity Incentive Compensation Plan (the “Plan”);

WHEREAS, Section 20 of the Plan authorizes the Company’s Board of Directors to amend the Plan.

NOW THEREFORE, BE IT RESOLVED, that, effective immediately, Section 3 of the Plan is hereby amended by deleting it in its entirety and replacing it with:

3.	Shares Subject to the Plan

Subject to the provisions of Section 16 of the Plan, the maximum number of Shares that the Company may issue for all Awards is 720,000 Shares, and provided, however, that, after October 6, 2005, new Awards shall not occur to the extent they relate to a number of Shares that would exceed 3.5% of outstanding Shares less the sum of the number of Shares subject to outstanding Awards and those issued pursuant to awards that are no longer outstanding. Notwithstanding the foregoing, the Company will not award additional shares until the completion of its next equity offering following October 6, 2005, other than shares awarded to independent directors. For all Awards, the Shares issued pursuant to the Plan may be authorized but unissued Shares, or Shares that the Company has reacquired or otherwise holds in treasury.

Shares that are subject to an Award that for any reason expires, is forfeited, is cancelled, or becomes unexercisable, and Shares that are for any other reason not paid or delivered under the Plan shall again, except to the extent prohibited by Applicable Law, be available for subsequent Awards under the Plan. In addition, the Committee may make future Awards with respect to Shares that the Company retains from otherwise delivering pursuant to an Award either (i) as payment of the exercise price of an Award, or (ii) in order to satisfy the withholding or employment taxes due upon the grant, exercise, vesting, or distribution of an Award. Notwithstanding the foregoing, but subject to adjustments pursuant to Section 16 below and to the extent required under applicable tax laws, the number of Shares that are available for ISO Awards shall equal the number of Shares designated in the preceding paragraph reduced by the number of Shares issued pursuant to Awards, provided that any Shares that are either purchased under the Plan and forfeited back to the Plan or surrendered in payment of the exercise price for an Award shall be available for issuance pursuant to ISO Awards.

Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions and provision of the Plan, other than as stated above.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Employer, hereby adopts and executes this Amendment to the Plan, this 30th day of September, 2005.

Lexington Strategic Asset Corp.
By __/s/ T. Wilson Eglin___________________

Title __Chief Executive Officer______________